Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - August 15, 2016 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the second quarter ended June 30, 2016.

Cleveland BioLabs reported a $(1.9) million net loss, excluding minority interests, for the second quarter of 2016, or $(0.17) per share, compared to a net loss, excluding minority interests, of $(4.4) million, or $(1.12) per share, for the same period in 2015. Net loss, excluding minority interests, for the first six months of 2016 was $(2.6) million, or $(0.23) per share, compared to a net loss, excluding minority interests, of $(8.1) million, or $(2.25) per share, for the same period in 2015. The reduction in net loss for both periods due to operating results was attributable to increased revenues and lower costs with the most significant being a reduction in the non-cash adjustment to our warrant liabilities and reduced operating costs aligned with our streamlined focus primarily on pursuing a pre Emergency Use Authorization (“pre-EUA”) for entolimod with the U.S. Food and Drug Administration (“FDA”). Additionally, the weighted average outstanding shares for both periods significantly increased, which thereby lowers the per share results, due to the issuance of approximately 6.5 million shares in July 2015.

As of June 30, 2016, the Company had $16.4 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is expected to fund the Company’s operating requirements beyond one year.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “Since our last update in March of this year, CBLI has submitted a proposal to the FDA to address their request for demonstration of in vivo biocomparability between the entolimod drug formulation proposed for use under the pre-EUA and the drug formulation used in previously conducted preclinical and clinical studies. We have subsequently engaged in active discussions with the FDA regarding the proposed study design, in which the FDA has requested side-by-side analytical comparability data before initiating an in vivo biocomparability study. This analytical analysis is currently in progress with an expected completion date in the fourth quarter of 2016 after which the biocomparability study may start. Once we have finalized the biocomparability study design and confirmed timing of the study with our vendors, we will update guidance on this point. Preliminarily, we expect the biocomparability study will require approximately 6 months to complete.”

“In addition, we are evaluating steps needed to file a Marketing Authorization Application (“MAA”) for entolimod as a medical radiation countermeasure with the European Medicines Agency (“EMA”). As a prelude to filing an MAA, the EMA requires an agreement between the agency and the sponsor on a pediatric investigational plan (“PIP”), which recently has been filed with the EMA. We cannot currently estimate when an agreement on the PIP will be reached or if any additional studies will be required for an MAA submission.”

“Clinical oncology studies with entolimod, CBLB612 and Mobilan are progressing in the Russian Federation,” added Dr. Kogan. “The Phase 2 study of entolimod as a neo-adjuvant therapy in treatment-naïve patients with primary colorectal cancer has recruited 35 patients to date. Recruitment was completed in a Phase 2 study of CBLB612 as myelosuppressive prophylaxis in patients with breast cancer receiving doxorubicin-cyclophosphamide chemotherapy. The database for this study is being prepared for analysis. And finally, Panacela Labs continues dosing in a Phase 1 study with Mobilan evaluating single injections administered directly into the prostate of patients with prostate cancer. All of these studies are supported by development contracts with the Russian Federation Ministry of Industry and Trade, or MPT.”

Further Financial Results

Revenue for the second quarter of 2016 increased to $0.6 million compared to $0.3 million for the first quarter of 2015. Revenue for the first six months of 2016 increased to $1.4 million compared to $0.9 million for the first quarter of 2015. These increases were primarily attributable to work performed under contracts from the Department of Defense for the continued development of the entolimod biodefense indication.

Research and development costs for the first quarter of 2016 decreased to $1.3 million compared to $1.6 million for the first quarter of 2015. Research and development costs for the first six months of 2016 were approximately the same at $3.2 million compared to the first six months of 2015.

General and administrative costs for the first quarter of 2016 decreased to $0.8 million compared to $1.6 million for the first quarter of 2015. General and administrative costs for the first six months of 2016 decreased to $2.0 million compared to $3.9 million for the first quarter of 2015. This decrease was primarily attributable to reductions in personnel and outside professional costs.

As of June 30, 2016 the Company had approximately 11 million shares of common stock outstanding. In addition, the Company has approximately 0.3 million shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $42.01 and approximately 2.1 million shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $11.04.

About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as “potential,” “may,” “future,” “will,” “plan,” “anticipate,” “believe,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the risks inherent in the early stages of drug development and in conducting clinical trials; the company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the company’s ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company’s ability to comply with its obligations under license agreements; the company’s inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company’s product candidates, if approved; the company’s plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company’s product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company’s product candidates; the company’s history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries;     the performance of the company’s third-party suppliers and manufacturers; and the success of competing therapies that are or may become available. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the “Risk Factors” and “Forward-Looking Statements” described in the company’s periodic filings with the Securities and Exchange Commission.
Contact:
C. Neil Lyons, Chief Financial Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 329
E: nlyons@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENDSED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,412,067	$5,918,424
Short-term investments	10,941,570	13,701,273
Accounts receivable	895,920	631,084
Other current assets	586,927	442,642
Total current assets	17,836,484	20,693,423
Equipment, net	54,394	122,958
Restricted cash	42,719	37,663
Other long-term assets	28,606	26,560
Total assets	$17,962,203	$20,880,604
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144,166	$197,134
Accrued expenses	1,383,281	1,584,826
Deferred revenue	161,213	11,892
Accrued warrant liability	3,183,350	4,048,900
Total current liabilities	4,872,010	5,842,752
Commitments and contingencies	—	—
Total liabilities	4,872,010	5,842,752
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity	7,771,664	9,888,182
Noncontrolling interest in stockholders’ equity	5,318,529	5,149,670
Total stockholders’ equity	13,090,193	15,037,852
Total liabilities and stockholders’ equity	$17,962,203	$20,880,604
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Grants and contracts	$575,025	$329,908	$1,387,525	$937,237
Operating expenses:
Research and development	1,292,167	1,583,169	3,233,407	3,194,139
General and administrative	777,107	1,597,556	1,960,673	3,905,427
Total operating expenses	2,069,274	3,180,725	5,194,080	7,099,566
Loss from operations	(1,494,249)	(2,850,817)	(3,806,555)	(6,162,329)
Other income (expense):
Interest and other income (expense)	121,969	(81,416)	303,734	(127,810)
Foreign exchange gain	33,102	65,058	80,188	21,323
Change in value of warrant liability	(547,163)	(1,480,048)	865,550	(1,529,406)
Equity in loss of Incuron, LLC	—	(114,571)	—	(362,137)
Total other income (expense)	(392,092)	(1,610,977)	1,249,472	(1,998,030)
Net loss	(1,886,341)	(4,461,794)	(2,557,083)	(8,160,359)
Net loss (gain) attributable to noncontrolling interests	(11,527)	17,141	(8,721)	65,384
Net loss attributable to Cleveland BioLabs, Inc.	$(1,897,868)	$(4,444,653)	(2,565,804)	(8,094,975)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.17)	$(1.12)	$(0.23)	$(2.25)
Weighted average number of shares used in calculating net loss per share, basic and diluted	10,987,166	3,979,783	10,987,166	3,595,153
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2016	2015
Cash flows used in operating activities	$(3,947,633)	$(4,972,851)
Cash flows provided by investing activities	2,857,506	2,386,043
Cash flows provided by financing activities	539,998	2,672,962
Effect of exchange rate change on cash and equivalents	43,772	(2)
Increase (decrease) in cash and cash equivalents	(506,357)	86,152
Cash and cash equivalents at beginning of period	5,918,424	3,103,969
Cash and cash equivalents at end of period	$5,412,067	$3,190,121